EMPLOYMENT AGREEMENT


        This Employment Agreement is entered into as of the 22nd day of November, 1996, (the "Effective Date") between JOTAN, INC., a Florida corporation, including its successors, assigns, and affiliated companies (the "Company"), and Shea E. Ralph ("Employee").

        Section 1. Employment. The Company hereby agrees to employ Employee and Employee hereby agrees to remain in the employ of the Company, for a three (3) year period commencing on the Effective Date (the "Employment Period").

        Section 2.     Position and Duties.

             (a) The Board of Directors of the Company has appointed Employee as President and Chief Executive Officer of the Company.

             (b) During the Employment Period, Employee shall report to the Board of Directors of the Company. Employee's services will be performed at the location designated by the Board of Directors.

             (c) The duties of Employee shall be those assigned to Employee by the Board of Directors of the Company. Employee acknowledges that his duties may vary from time to time and he further acknowledges that the Company retains the flexibility to assign various types of duties to Employee. Employee does not have the authority to enter into any contracts on behalf of the Company or set salaries for any corporate employee without the prior approval of the Board of Directors.

             (d) Excluding periods of vacation and sick leave to which Employee is entitled as set forth in Section 3(d) hereof, Employee agrees that during the Employment Period he shall devote his full business time to his responsibilities as described herein and shall perform such responsibilities faithfully and efficiently and to the best of his abilities. Employee will not work as an employee of any other person, business, or entity, including self-employment, while in the employment of the Company, without prior written permission from the Company. Notwithstanding the foregoing, Employee may serve on corporate, civic or charitable boards or committees so long as such activities do not materially interfere with the performance of Employee's duties and responsibilities for the Company.

             (e) The Company shall reimburse Employee for reasonable travel, lodging, entertainment and other business expenses incurred by him in connection with the Company's business, and Employee shall keep such receipts and maintain such records as required by Company policy.

        Section 3. Compensation. During the Employment Period, Employee shall receive the following compensation and benefits:

             (a)  Salary.

                  (i) Employee shall receive a salary of Eighty-five Thousand Dollars ($85,000.00) per annum ("Base Salary"). Employee's Base Salary shall be reviewed annually and may be adjusted, in the sole discretion of the Company, to reflect cost of living or the achievement of annual performance goals set by the Board of Directors or Compensation Committee of the Company.

                 (ii) If Employee achieves the performance goals referred to in clause (i) above, and Employee is then employed by the Company, then once per year, within forty-five
                       (45) days of satisfying such goals as determined by the Board of Directors or Compensation Committee of the Company, Employee shall be entitled to receive such cash bonuses and stock options and/or other awards as determined by the Board of Directors or Compensation Committee of the Company.

                (iii) Any salary payable to Employee shall be paid bi-monthly, in arrears, by Company check.

             (b) Life Insurance. The Company shall use reasonable efforts to secure one or more policies of standard term life insurance on the life of Employee from a "AAA" rated provider providing, in the aggregate, a face amount of not less than $500,000 in the event of Employee's death during the Employment Period (with a provision for double indemnity in the case of accidental death) (the "Death Benefit") payable to a beneficiary chosen by Employee and to maintain such policy or policies in effect throughout the Employment Period, and to assign such policy to or pursuant to the directions of Employee at the termination of Employee's employment; provided, however, that the Company shall be required to secure and pay for such policy or policies only if the same is commercially available to the Company at a cost and pursuant to such terms and conditions as are acceptable to the Company. The life insurance benefit provided pursuant to this Section 3(b) shall be integrated with the Company's normal life insurance benefit program so that upon the death of Employee during the Employment Period in no event shall the Employee's beneficiary be entitled to receive an amount in excess of the Death Benefit.

             (c) Disability and Health Insurance. The Company shall provide Employee with disability and health insurance in accordance with Company policy.

             (d) Vacation and Sick Leave. Employee shall be entitled to vacation and sick leave in accordance with Company policy.

        Section 4.     Termination.

             (a) This Agreement may be terminated with 30-days' prior written notice by the Company only for cause. The term "cause" means (i) the willful and continued failure of Employee substantially to perform his duties with the Company after a demand for substantial performance is communicated to him by the Board of Directors which identifies the manner in which the Board believes he has not substantially performed his duties,
   (ii) willful misconduct materially and demonstrably injurious to the Company, or (iii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any affiliate, or conviction of Employee for a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal). An act or failure to act by Employee shall be considered willful if such act or failure to act was not in good faith or such act or failure to act was without reasonable belief that it was in the best interests of the Company. Upon termination for cause, Employee shall not be entitled to any payments or other rights under this Agreement.

             (b) If Employee is terminated by the Company for any reason other than cause as defined above, in addition to any other rights and remedies Employee may have under this Agreement or otherwise, all earned and awarded and unvested options to purchase capital stock of the Company then held by Employee shall become immediately vested and exercisable. In addition, the Company shall be obligated to continue to pay Employee's salary as set forth in Section 3(a) above for the remainder of the Employment Period.

             (c) Upon termination of Employee's employment for cause, Employee shall resign from the Board of Directors of the Company if he is then a director, and from the Board of Directors of any affiliates of the Company of which he is then a director. Such resignation shall be effective no later than the effective date of termination of his employment.

             (d) This Agreement shall terminate upon death of Employee and all payments due under this Agreement shall cease at such time.

        Section 5. Confidentiality and Trade Secrets. Employee's work for the Company will involve confidential information and/or trade secrets of the Company, including matters of a technical nature, such as scientific, trade and engineering secrets, formulae, processes, machines, inventions, and research projects; matters of business nature, such as information about costs, profits, markets, sales, lists of customers and vendors, databases, computer programs, and models; and other information of a similar nature, including plans for future products and services. Employee agrees to keep secret all confidential information and trade secrets of the Company and agrees not to disclose, either directly or indirectly, such information to anyone outside the Company, during or after Employee's employment with the Company except upon written consent of the Board of Directors. Employee shall keep such matters confidential after leaving the employment of the Company, regardless of the reason for the separation of employment.

        Section 6.  Agreement Not to Compete.

             (a) Employee covenants and agrees that during his employment with the Company and (a) for a period of two (2) years following the termination of this Agreement if terminated by the Company for cause or if terminated by Employee or (b) for a period of six (6) months following termination of the payment of salary due under Section 4(b) of this Agreement if terminated by the Company other than for cause, or for such foregoing period as applicable following the Company obtaining injunctive relief to prevent Employee's violation of this covenant, Employee shall not, either directly or indirectly, engage in the following activities, or assist others in such activities in any location where the Company conducts its business at the time of the termination of Employee's employment with the Company:

                  (i) Hiring, recruiting, or attempting to recruit for any person or business entity which is a competitor, or a Related Entity (as hereafter defined) of such competitor, with the Company, any person employed by the Company; or

                 (ii) Soliciting any business for a competitor, or a Related Entity of such competitor, from any of the Company's current or prospective customers, a prospective customer being defined as a person or entity the Company has actively solicited, planned to solicit (as known to Employee), or provided services to during the twelve (12) months prior to termination of the Employee's employment with the Company.

             (b) Employee acknowledges that the Company does business distributing corrugated boxes and packaging products in various locations in the United States and that, with respect to such business, the Company engages in active and substantial competition. For purposes of this Agreement, the term "Related Entity" means any corporation, partnership or other business entity:

                  (i) controlling, controlled by, or under common control or ownership with a competitor of the Company's business; or

                 (ii) in which a competitor of the Company's business has substantial equity interest.

             (c) Employee will provide the Company with such information as the Company may from time to time request to determine Employee's compliance with the terms of this Agreement. Employee authorizes the Company to contact Employee's future employers and other entities with whom Employee has any sort of business relationship to determine Employee's compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities.

             (d) Employee acknowledges that the restrictions set forth in this Section 6 are necessary to prevent the use and disclosure of the Company's confidential information as described in Section 5 and to otherwise protect the legitimate business interests of the Company. Employee further acknowledges that if Employee's employment with the Company terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions and that Employee's ability to earn a livelihood without violating such restrictions is a material condition to Employee's employment or continued employment with the Company. Employee agrees that this covenant is reasonable and shall apply both during the term of Employee's employment under this Agreement and there as described above, regardless of how said employment is terminated.

        Section 7.     Remedies.

             (a) The Company and Employee agree that irreparable injury would result from any breach by Employee of the provisions in this Agreement, specifically including the Agreement Not To Compete set forth in Section 6, and that monetary damages would not provide adequate relief for any such breach. Accordingly, in addition to other remedies which may be available to the Company, if Employee breaches Section 6 of this Agreement, Employee agrees that injunctive relief in favor of the Company is proper and that an injunction restraining Employee from violating the terms of the Agreement Not To Compete Section will not be contrary to the public health, safety or welfare. Further, Employee acknowledges that the covenants contained in the Agreement Not To Compete Section are reasonable, and Employee agrees that neither he nor any other person on his behalf shall contest any injunctive relief sought or obtained by the Company to enforce such covenants.

             (b) If a court of competent jurisdiction determines that any of the restrictions in this Agreement are overbroad or unreasonable, Employee agrees to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

             (c) With the exception of the availability of injunctive relief with respect to the Agreement Not to Compete set forth in Section 6, in the event that the parties are unable to resolve a dispute, including but not limited to a dispute relating to a conflict-of-interest issue, both parties agree to binding arbitration to resolve the dispute, with each party designating one arbitrator and the two designated arbitrators choosing a neutral third arbitrator whose name appears on the list of neutral arbitrators maintained by the American Arbitration Association. Each party shall designate its arbitrator within twenty (20) days of written notice being given by either party and the third arbitrator shall be designated within ten (10) days of the designation of the two parties' arbitrators. If feasible, the arbitration shall be completed within thirty (30) days of designation of the arbitrators. Arbitration fees shall be paid jointly by the parties. If a party fails to comply with provisions of this paragraph, the other party may seek and obtain injunctive relief or any appropriate decree of specific performance against the breach of this paragraph, and the party which failed to comply with the paragraph shall reimburse the other party for any costs associated with enforcing this paragraph.

        Section 8. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and personally delivered by hand or sent by registered or certified mail, if to Employee, to him at the last address he has filed in writing with the Company or, if to the Company, to its corporate secretary at its principal executive offices.

        Section 9. Non-Alienation. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

        Section 10. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties in respect to the subject matter hereof, and supersedes that certain Agreement between Employee and the Company dated ___________. No provision of this Agreement may be amended, waived or discharged except by the mutual written agreement of the parties. The consent of any other person to any such amendment, waiver or discharge shall not be required.

        Section 11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors or assigns, by operation of law or otherwise, including without limitation any corporation or other entity or person which shall succeed (whether directly or indirectly, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Employee and his legal representatives, heirs, and assigns.

        Section 12. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

        Section 13. Governing Law. The validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of Florida.

        Section 14. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

        Section 15. Miscellaneous. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument. The parties have read and fully understand the meaning of this Agreement, have had an opportunity to consider its provisions, and are in full agreement with all of the provisions.

        IN WITNESS WHEREOF, Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary or Assistant Secretary, all as of the day and year first shown above written.


   ATTEST:                                    JOTAN, INC.



   By: /s/ David Freedman                     By:  /s/ Shea Ralph
       David Freedman                              Shea Ralph




                                              /s/ Shea Ralph
                                              Employee